FOR IMMEDIATE RELEASE
Comscore Announces Appointment of Matt McLaughlin as Chief Executive Officer
Jon Carpenter to remain as Senior Advisor to the Board and CEO
Global business leader Stuart Frankel to join the Board
Investor call to be held on June 10, 2026
RESTON, Va., May 28, 2026 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today announced the appointment of Matt McLaughlin as Chief Executive Officer of the company, effective immediately. Jon Carpenter will transition from his role as CEO and will continue to support the company as a senior advisor to the Board of Directors and CEO until October 2026. In connection with the leadership transition, industry leader Stuart Frankel will join the company’s Board of Directors, filling the seat previously held by Mr. Carpenter.
Mr. McLaughlin brings extensive leadership experience across the digital advertising and measurement space, with a strong track record of driving growth and operational excellence. He previously served as Chief Operating Officer of DoubleVerify, where he directed that company’s product, engineering and sales operations and managed over half of its employees. Mr. McLaughlin currently serves on Comscore’s Board of Directors and is also a significant common stockholder of the company, giving him deep familiarity with the business, its strategy and its long-term opportunities.
“Matt brings a unique combination of strategic insight, operational leadership and deep expertise in the digital advertising and measurement ecosystem,” said David Kline, Chairman of the Board of Comscore. “Through his Board service and longstanding investment in the company, he already has a strong understanding of the business, our mission and the opportunities ahead. We are excited to welcome him into this leadership role as we move into our next phase of growth.”
During his tenure as CEO (and previously as CFO) of Comscore, Mr. Carpenter played a critical role in reshaping and strengthening the company. He led efforts to streamline Comscore’s capital structure and operations, strengthen the balance sheet and simplify the business – culminating in the divestiture of Comscore Movies and the elimination of $40 million in senior debt on May 27, 2026.
“Jon’s impact on this company has been invaluable,” said Mr. Kline. “He helped drive significant operational, financial and strategic progress across the organization, while also bringing people together around a common purpose. We are deeply grateful for his leadership and dedication to Comscore’s success, and we are pleased that he will continue supporting the company during this transition.”
Mr. McLaughlin added, “I am honored to step into the role of CEO at such an important time for Comscore. Jon has helped build a foundation for the business, and I look forward to working with the team to drive meaningful growth and execute on our strategic priorities.”
Comscore further announced the appointment of Stuart Frankel to its Board of Directors. Mr. Frankel brings extensive operating and leadership experience in advertising technology, data analytics and Artificial Intelligence. He is currently a Managing Director of 10X CEO, an advisory and coaching firm for CEOs of high-growth venture and PE-backed technology companies. Earlier in his career, Mr. Frankel was the CEO and co-founder of Narrative Science, a generative AI company acquired by Salesforce in 2021, and was a member of the senior leadership team at DoubleClick, an advertising technology company acquired by Google.

“We are very pleased to welcome Stuart to Comscore,” said Mr. McLaughlin. “His deep expertise in ad tech and Artificial Intelligence, combined with his experience helping technology companies scale and execute, will provide valuable perspective as we continue to advance our strategy and grow the business.”
Investor Conference Call Information
Comscore will host a conference call at 5:00 p.m. ET on Wednesday, June 10, 2026, during which Mr. McLaughlin and other members of management will discuss the company’s strategic priorities, plans for the business, and outlook for the remainder of 2026. The call will take place by live audio webcast, which will be accessible at ir.comscore.com/events-presentations together with any supplemental information. Participants can obtain dial-in information by registering for the call at the same web address and are advised to register in advance to avoid delays. Following the conference call, a replay will be available via webcast at ir.comscore.com/events-presentations.
About Comscore
Comscore is a global, trusted partner for planning, transacting and evaluating media across platforms. With an unmatched data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore empowers media buyers and sellers to quantify their multiscreen behavior and make meaningful business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore’s expectations, forecasts, plans and opinions regarding the contributions of Mr. McLaughlin, Mr. Carpenter and Mr. Frankel; future growth and business opportunities; the execution of Comscore’s strategic priorities; management’s outlook for 2026; and the timing and content of a planned investor call. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in the relevant individuals’ plans; changes in Comscore’s business and customer, partner and vendor relationships and contracts; external market conditions and competition; changes or declines in ad spending or other macroeconomic factors; evolving trade policies and privacy and regulatory standards; product adoption rates; changes or delays in the investor call planned for June 10, 2026; and Comscore’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that the company makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Media
Marie Scoutas

Comscore, Inc.
(917) 213-2032
press@comscore.com
Investors
Jackie Marcus or Nick Nelson
Alpha IR Group
(617) 466-9257
investor@comscore.com